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                              [LETTERHEAD OF ISC]



                                March 25, 1998



Christopher R. Pook and
James P. Michaelian,
as Shareholders' Representatives

Re:  Right of First Refusal

Dear Chris and Jim:

This letter relates to the Right of First Refusal Agreement ("ROFR Agreement"), dated as of August 8, 1997, by and among Midwest Facility Investments, Inc. ("MFI"), Penske Motorsports, Inc. ("PMI") and the Shareholders listed on
Schedule I of such Agreement, for whom you are Shareholders Representatives.
The purpose of this letter is to set forth the understanding among the such parties with respect to the approval of the transfer of MFI's and PMI's respective shares of Common Stock (the "Stock") of Grand Prix Association of Long Beach, Inc. (the "Company") pursuant to those certain Stock Purchase Agreements, dated March 25, 1998, between Dover Downs Entertainment, Inc. ("Dover") and PMI, and Dover and MFI (the "Stock Purchase Agreements"). All capitalized terms not defined in this letter shall have the meanings assigned to such terms in the ROFR Agreement.

As Shareholders' Representatives, Christopher R. Pook and James P. Michaelian hereby approve, in accordance with the ROFR Agreement, the transfer of the Stock to Dover pursuant to and in accordance with the Stock Purchase Agreement on or prior to April 9, 1998, subject to the following conditions:

          (a) upon the sale of the Stock by MFI and PMI to Dover, the ROFR Agreement shall terminate, and

          (b) the entering into of a merger or similar agreement with the Company, or Company's commencement of a tender offer or exchange offer, shall not be an event resulting in a termination of those certain standstill provisions in Section 4.10 of that certain Stock Purchase Agreement, dated August 8, 1997, by and between MFI and the Company.

The undersigned agrees to the foregoing.

                              Very truly yours,

                              Midwest Facility Investments, Inc.,
                              a Florida corporation



                              By: /s/ H.L.Combs
                                 ---------------------------
                                     H. Lee Combs, President


Acknowledged and Agreed to this ____ day of March, 1998:



/s/ Christopher R. Pook
-------------------------------------------------
Christopher R. Pook, as Shareholders' Representative



/s/ James Michaelian
--------------------------------------------------
James P. Michaelian, as Shareholders' Representative